Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Inducement Share Option Award, Inducement Restricted Share Unit Award and Inducement Performance-Based Restricted Share Unit Award of Quotient Limited of our report dated June 03, 2021, except as to Note 2, which is as of November 15, 2021, with respect to the consolidated financial statements of Quotient Limited included in its Annual Report (Form 10-K/A) for the year ended March 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Belfast, United Kingdom

January 27, 2022